                                  Exhibit 4(e)






                              Health Images, Inc.


                        EMPLOYEE STOCK PURCHASE PROGRAM


                                  July 1, 1995

                               TABLE OF CONTENTS


I.       Purpose and Scope. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

II.      Participation in the Program.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         A.      Adoption of the Program  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         B.      Administration of the Program  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         C.      Eligibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         D.      Application for Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

III.     Benefits to Participants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         A.      Stock Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         B.      Common Stock Purchase Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         C.      Dividends and Rights During Vesting Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         D.      Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         E.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         F.      Forfeitability and Cancellation of Stock Contributions . . . . . . . . . . . . . . . . . . . . . . .   5

IV.      Special Provisions Applicable to Affiliate Participants. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         A.      Applicability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         B.      Rule 10b-18 Purchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         C.      Rule 144 Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

V.       Participants Satisfaction of Tax Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

VI.      Vesting Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         A.      Duration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         B.      Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         C.      Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         D.      Withdrawal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         E.      Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

VII.     Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         A.      Designation of Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         B.      Change of Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         C.      Payment of Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         D.      Absence of Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         E.      Interest of Beneficiary in Program . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

VIII. Voting of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

IX.      No Warranty of Security Values.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

X.       General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         A.      Extent of Certain Rights of Participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         B.      Limitation of Participant's Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         C.      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         D.      Quarterly Statement of Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         E.      Registration of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         F.      Purchase for Investment; Restriction on Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         G.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

XI.      Notices and Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         A.      To Participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         B.      By Participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

XII.     Amendment, Suspension or Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         A.      Authority to Amend, Suspend or Terminate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         B.      Delegation of Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         C.      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                              Health Images, Inc.

                        EMPLOYEE STOCK PURCHASE PROGRAM


I.       PURPOSE AND SCOPE.

                 The Health Images, Inc. Employee Stock Purchase Program (the "Program") provides employees (including officers) of Health Images, Inc. and its subsidiaries (hereinafter collectively referred to as the "Company") with an incentive to make convenient and regular investments in the Company's common stock, par value $.01 per share (the "Common Stock").

II.      PARTICIPATION IN THE PROGRAM.

         A. Adoption of the Program. The Company's Board of Directors adopted the Program on June 2, 1995, and will become effective on July 1, 1995.

         B.      Administration of the Program.

                 1. The Program shall be administered by the Compensation Committee of the Board of Directors (the "Committee").

                 2. The Committee shall have the authority to (i) exercise all of the powers granted to it under the Program, (ii) construe, interpret and implement the Program, (iii) correct any defect, supply any omission and reconcile any inconsistency in the Program, (iv) make, amend and enforce all appropriate rules and regulations for the administration of the Program, and (v) decide or resolve any and all questions that may arise in connection with the Program.

                 3. Any determination, decision or action of the Company concerning or with respect to any question arising out of or in connection with the construction, interpretation, administration and application of the Program and of its rules and regulations, shall lie within the absolute discretion of the Committee and shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant.

                 4. The offices of the Committee are to be located at the Company's principal executive offices at 8601 Dunwoody Place, Building 200, Atlanta, Georgia 30350. All communications to the Committee are to be directed to such address and marked for the attention of the Company's Legal Department.

                 5.       The Company shall bear all costs of the
         administration of the Program exclusive of Participants' brokerage fees and transfer taxes resulting from a purchase or sale of the Company's Common Stock through the Designated Brokerage Account (as hereinafter defined).

         C.      Eligibility.

                 All regular, full-time employees of the Company and its wholly-owned subsidiaries (including officers) who (i) are employed upon a basis which contemplates more than 35 hours of employment per week for more than five (5) months per year ("Continuous Full Time Service") and have completed sixty (60) days of such Continuous Full Time Service, or (ii) have completed 1,000 hours of employment in any 12-month period ("Qualifying Service") are eligible to participate in the Program, at their election. Participation in the Program shall be entirely voluntary. To remain eligible for participation in the Program an employee must continue to be engaged in Continuous Full Time Service for the Company, or in employment which contemplates continued Qualifying Service.

         D. Application for Participation. In order to become a Participant in the Program, each eligible employee is required to execute a written application evidencing:

                 1.       His or her intent to participate in the Program;

                 2. His or her acknowledgment and consent to the withholding of taxes resulting from any Stock Contribution (as hereinafter defined) in accordance with the requirements of the Internal Revenue Code of 1986, as amended (the "Code"). Such taxes will be withheld in a lump sum from the Participant's paycheck in the first pay period following the expiration of the Vesting Period;

                 3. His or her acknowledgment and designation to maintain a brokerage account through which he or she will conduct all trades of the Company's Common Stock with the firm of Collier, Browne & Co. ("Designated Brokerage Account");

                 4. His or her acknowledgment that purchases of Health Images Common Stock in the Designated Brokerage Account may not be "on margin";

                 5. His or her designation of a beneficiary upon death, which beneficiary can be changed from time to time in the discretion of the Participant; and

                 6. If he or she is an executive officer of the Company (collectively hereinafter referred to as "Affiliate Participants"), his or agreement to (i) maintain his or her Designated Brokerage Account with the firm of Collier, Browne & Co.; (ii) execute all purchases of the Company's Common Stock in conformity with Rule 10b-18 as promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iii) comply with the applicable provisions of Section 16 of the Exchange Act and the rules promulgated thereunder.

         Once an employee has completed the necessary service for participation in the Program (a "Participant"), he or she may file an application for participation on such form as the Compensation Committee of the Board of Directors of Health Images, Inc. (the "Committee") may designate at any time thereafter. This form is available from the Human Resources Department, or from the Center Manager. Such application must be approved prior to participation.

         A Participant may terminate his or her participation in the Program at any time by written notice to the Committee; provided, however, that an employee who has voluntarily terminated his or her participation in the Program may not re-apply for participation for a period of twelve (12) months following the voluntary termination; provided, further, however, that all Stock Dispositions (as hereinafter defined) following the voluntary termination of participation shall be taken into account for purposes of calculating Net Participant Stock Purchases (as defined under "Method of Operation") following re-admission to the Program.


III.     BENEFITS TO PARTICIPANTS.

         A. Stock Contributions. The Company shall, on a monthly basis following receipt of the requisite proof by the Company, make a tentative entry of shares of Common Stock ("Stock Contribution") to a bookkeeping account established on behalf of each Participant equal to fifty percent (50%) of such Participant's Net Participant Stock Purchases (as hereinafter defined) made through the Designated Brokerage Account during the preceding month, up to a maximum of 2,500 shares per Participant, per Program Year (as hereinafter defined). No fractional shares or cash in lieu of fractional shares will be credited by the Company.

         B. Common Stock Purchase Rights. Each share of Health Images' Common Stock issues to a Participant's account under the Program shall be accompanied by a Common Stock Purchase Right (each, a "Right"). Each Right represents the right to purchase one share of Health Images' Common Stock upon the occurrence of certain events which constitute a "change in control" of Health Images, all in accordance with the terms of a Successor Rights Agreement dated as of September 1, 1992, between Health Images and First Union National Bank of North Carolina, N.A. (the "Rights Agreement"). The definition of "change in control" contained in the Rights Agreement is similar to the definition of "change in control" for purposes of the Program. See "Distributions and Withdrawals."

         C. Dividends and Rights During Vesting Period. A Participant has no right to dividends or other distributions effected with respect to the Company's Common Stock until the shares attributable to each Stock Contribution have been issued by the Company.

         D. Fees and Expenses. Participants will incur no service charges for Stock Contributions made by the Company under the Program. However, each Participant assumes the responsibility of paying all brokerage fees, service fees and other fees incurred in connection with the opening and maintenance of the Designated Brokerage Account. A Participant should obtain an explanation from Collier, Browne & Co. when he or she opens the Designated Brokerage Account.

         E.      Definitions.   For purposes of this Program, the terms listed
         below have been defined as follows:

                 1. "Net Participant Stock Purchases" shall mean the excess, if any, of the aggregate amount of a Participant's purchases of the Company's Common Stock during the period since the most recent prior month for which the Participant received a Stock Contribution over the Participant's aggregate Stock Dispositions (as hereinafter defined) during such period. Adjustment will be made for Common Stock issuable as a stock dividend or stock split to the extent Net Participant Stock Purchases during a given month preceded an "ex-dividend" date for such dividend or stock split falling during such month. The determination of Net Participant Stock Purchases shall be determined by the Committee upon delivery by the Participant of all monthly statements of the Designated Brokerage Account. Each such determination by the Committee shall be final and binding as to each Participant in the Program.

                 2. "Program Year" shall mean any twelve (12) month period beginning on the July 1, 1995, effective date of the Program and ending twelve (12) months thereafter on June 30, 1996.

                 3. "Stock Disposition" shall mean any sale, gift or other transfer of the Company's Common Stock, the creation of a short position in, the purchase of a put or similar option on, or the writing of a call or similar option on the Company's Common Stock for the account of a Participant during the period since the most recent prior month for which the Participant received a Stock Contribution.


                 4. "Vesting Period" shall mean six (6) calendar months from the date a Participant purchases Health Images' Common Stock through his or her Designated Brokerage Account pursuant to the terms of this Program.

         F.      Forfeitability and Cancellation of Stock Contributions.

                 1. If a Participant ceases to be an employee of the Company for any reason other than the Participant's retirement, death or disability, prior to the satisfaction of a Vesting Period, the entry for a Stock Contribution will be reversed and no shares of Common
         Stock will be issued.

                 2. In the event that the Company determines that a Stock Contribution was credited to a Participant with respect to a purchase or purchases of Common Stock which was or were conducted in violation of any federal securities or other law, rule or regulation or in violation of any of the terms or conditions of the Program, the Company shall have the right to declare such crediting null and void. If any shares of Common Stock attributable to a Stock Contribution have been distri-buted to the Participant's Designated Brokerage Account or paid to the Participant, the Company shall have the right to require the Participant to return the certificates (and any rights or warrants issued as a dividend or stock split thereon) to the Company for cancellation and to refund any cash so paid.

IV.      SPECIAL PROVISIONS APPLICABLE TO AFFILIATE PARTICIPANTS.

         A. Applicability. This Article IV shall apply to all Affiliate Participants.

         B. Rule 10b-18 Purchases. All purchases of the Company's Common Stock for the accounts of Affiliate Participants for purposes of participating in the Program shall be made in conformity with Rule 10b-18 as promulgated under the Exchange Act.

         C. Rule 144 Sales. All sales of the Company's Common Stock for the accounts of Affiliate Participants shall be made in conformity with Rule 144 as promulgated under the Exchange Act and each Affiliate Participant shall take all action necessary to ensure that the designated broker take the appropriate steps to comply with all applicable requirements of Rule 144.


V.       PARTICIPANTS SATISFACTION OF TAX WITHHOLDING

                 Each Participant in the Program shall be responsible for making such arrangements with the Company as shall be necessary to satisfy the Company's withholding obligation resulting from any Stock Contribution under the Program.

VI.      VESTING PERIOD

         A. Duration. The Vesting Period shall commence on the date a Participant purchases Health Images' Common Stock through his or her Designated Brokerage Account pursuant to the terms of this Program, and which shall end six (6) months following such date.

         B. Distribution. As promptly as practicable in the calendar month following the end of each Vesting Period, the Company shall distribute to a Participant's Designated Brokerage Account the Common Stock issued or payable to a Participant under the Program.

         C.      Change in Control.

                 1. Immediate Distribution of Common Stock and Rights. Notwithstanding anything contained in the Program to the contrary, the Vesting Period shall end upon the occurrence of a Change in Control (as hereinafter defined).

                 2. Definitions. For purposes of the Program, the terms listed below have been defined as follows:

                 a. "Change in Control" shall mean any of the following events:

                          (1) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act previously defined) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that in determining whether a Change in Control has occurred, voting securities which are acquired in a "Non-Control

                 Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.

                          (2) The individuals who, as of June 2, 1995, were members of the Board (the "Incumbent Board"), cease for any reason to constitute at least 66 2/3% of the Board; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board prior to his election, such new director shall be considered as a member of the Incumbent Board; or

                          (3)     Approval of the Company's shareholders of:

                                  (a)  a merger, consolidation or
                          reorganization involving the Company, unless the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least
                          66 2/3% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;
                                  (b) a complete liquidation or dissolution of the Company; or
                                  (c)  an agreement for the sale or other
                          disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

                 b.       "Non-Control Acquisition" shall mean an acquisition
                 by:

                          (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"),

                          (2)  the Company or any Subsidiary, or

                          (3) any Person in connection with a Non-Control Transaction.

         D. Withdrawal. No Participant shall be deemed to have withdrawn from the Program by reason of a distribution of Common Stock and Rights after expiration of the Vesting Period pursuant to Section 1 of Paragraph IV C.

         E. Successors and Assigns. Notwithstanding any provision contained in the Program to the contrary, the provisions of Paragraph IV(C) shall be binding upon the Company and its successors and assigns.

VII.     BENEFICIARIES.

         A. Designation of Beneficiaries. Participants shall file with the Company a written designation of beneficiary designating who is to receive any Common Stock, Rights, fractional shares, and any cash to the Participant's credit under the Program in the event of his death prior to delivery to him of such Common Stock, Rights, fractional shares and cash.

         B. Change of Beneficiary. A Participant may change his beneficiary designation at any time by written notice to the Company. Such change shall take effect as of the date the Participant signed such written notice, whether or not Participant is living at the time of receipt of such notice by the Company, but without prejudice to the Company on account of payments made before such receipt.

         C. Payment of Beneficiary. Upon the death of a Participant and upon receipt of proof deemed adequate by the Company of the identity and existence at the Participant's death of a beneficiary or beneficiaries validly designated by him under the Program, payment will be made to the beneficiary or beneficiaries in the manner and in the form as set forth in Section V hereof.

         D. Absence of Beneficiary. In the absence of a beneficiary designated under the Program who is living at the time of a Participant's death, payment shall be made to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed to the knowledge of the Company (or in the event such executor or administrator has been disqualified), payment may be made to such person or persons as the Company shall be satisfied is or are legally entitled thereto.

         E. Interest of Beneficiary in Program. No designated beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the Common Stock, Rights, fractional shares, or cash credited to the Participant under the Program.

VIII. VOTING OF SHARES.

                 During the Vesting Period, the shares of Common Stock credited to a Participant pursuant to a Stock Contribution are a tentative bookkeeping entry only, and are not entitled to any voting rights or other rights accruing to shareholders.

IX.      NO WARRANTY OF SECURITY VALUES.

                 Neither the Company, nor any of its officers, directors, agents or servants, warrants or represents in any way that the value of the Common Stock in which the Participant may have an interest will increase or will not decrease. Each Participant assumes all risk in connection with any changes in the value of Common Stock.

X.       GENERAL PROVISIONS.

         A. Extent of Certain Rights of Participants. Participation in the Program shall not entitle any employee to be retained in the service of the Company or of any subsidiary of the Company. The right and power of the Company and of each subsidiary of the Company to dismiss or discharge any employee during a Vesting Period or at any other time is specifically reserved.

         B. Limitation of Participant's Rights. No Participant nor any person claiming under or through them shall have any right or interest under the Program that is not herein expressly granted.

         C. Assignment. No interest in any Common Stock, Rights or cash held under the Program prior to delivery to the Participant's Designated Brokerage Account as hereinabove provided, shall be assigned, alienated, pledged, or otherwise encumbered in whole or in part, either directly, by operation of law, or otherwise. If any attempt is made by a Participant to assign, alienate, pledge or otherwise encumber his interest in such Common Stock, Rights or cash prior to such delivery, for his debts, liabilities in tort or contract, or otherwise, then the Company (in its absolute discretion) may treat such attempt as an election by the Participant to withdraw from the Program and submit to any loss of rights as provided in the Program in the case of a withdrawal at the time of such attempt.

         D. Quarterly Statement of Account. As soon as practicable after the end of each calendar quarter, each Participant shall be furnished with a statement of his Stock Contributions under the Program. Participants will receive information necessary for reporting any income realized by them under the Program to the Internal Revenue Service.

         E. Registration of Stock. Each Participant shall, at such time as the Company may reasonably request, furnish written instructions for the registration of the Common Stock and rights to be delivered under the Program upon completion of the Vesting Period. Such Common Stock and Rights will be registered in his name alone or in the name of the brokerage firm at which he maintains his Designated Brokerage Account or its nominee. Such instructions shall remain in effect until receipt by the Company of written instructions to change the registration previously authorized. In the absence of such written instructions. Common Stock and Rights to be delivered will be registered in his name alone or in the event of death prior to such delivery will be registered in the name of the person or persons entitled thereto.

         F. Purchase for Investment; Restriction on Shares. Subject to the effectiveness of a Form S-8 Registration Statement filed with the Securities and Exchange Commission ("SEC") relating to shares of Common Stock issuable as Stock Contributions hereunder the Committee shall have the right to require each Participant to represent that any and all shares of Common Stock issued to him as Stock Contributions will be purchased for investment and not with a view to the distribution or resale thereof and to agree to such restrictions or limitations as may be imposed by law.

         G.      Miscellaneous.

                 1. No individual administering or aiding in the administration of the Program shall have any liability, except as provided in Paragraph X(G)(2) below. As a condition precedent to participation in the Program or the receipt of benefits thereunder, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant such waiver and release to be conclusively evidenced by the act of participation or the acceptance of benefits thereunder.

                 2. No individual administering or aiding in the administration of the Program shall be liable except for his own acts or omissions and then only for willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. As used herein, "individual administering or aiding in the administration of the Program" shall include any share owner, director, officer, employee or agent of the Company.

                 3. The Company may require compliance with any legal requirements which it deems necessary as a condition for delivery of, or payment for, any Common Stock, Rights or cash issued to a Participant in the Program and being held in custody during a Vesting Period.

                 4. By Participant's act of participating in the Program or by the acceptance of any of the benefits thereunder, such Participant and any and all persons claiming under or through any such Participant, shall thereby be conclusively deemed to have indicated his acceptance and qualification of, and consent to, the application of the provisions of the Program.

                 5. Stock Contributions under the Program may be either treasury stock or newly issued from the authorized but unissued shares of the Company's Common Stock.

                 6. For the purposes of the Program, unless the contrary is clearly indicated by the context, the use of the masculine gender shall also include within its meaning the feminine, and the use of the singular shall also include within its meaning the plural, and vice versa.

XI.      NOTICES AND COMMUNICATIONS.

         A. To Participants. All notices, reports and other communications to a Participant under or in connection with the Plan shall be deemed to have been duly given, made or delivered when received by the Participant, or (if mailed) when mailed with postage prepaid and addressed to the Participant at his address last appearing on the records of the Company.

         B. By Participants. All notices, instructions or other communications by a Participant to the Company under or in connection with the Program shall be duly given, made or delivered when received by the Administrative Committee, c/o Health Images, Inc., 8601 Dunwoody Place, Bldg. 200, Atlanta, Georgia 30350, Attn: Legal Department, or when received in the form specified by the Company and at the location, or by the person, designated for receipt of such notice, instruction or other communication by the Company.

XII.     AMENDMENT, SUSPENSION OR TERMINATION.

         A. Authority to Amend, Suspend or Terminate. The Board of Directors of the Company may amend, suspend or terminate the Program at any time, or from time to time, except that the Program shall not be amended more than once every six (6) months except to conform the Program to changes in any law, rule or regulation applicable to the Program.

         B. Delegation of Authority. The Committee may delegate to the Chairman of the Board or President of the Company, the authority to amend any provision of the Program, provided such amendment is (a) of an administrative nature, or (b) does not result in any material increase in the Company's costs.

         C. Amendments. No Amendment, suspension or termination shall adversely affect any rights of a Participant to Common Stock, Rights or cash being held in custody for him under the Program as of the date of the amendment, suspension or termination. Upon such termination, all such Common Stock, Rights and cash shall be promptly paid over to him.





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